Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

MidAmerican Energy Company

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	Unsecured Debt Securities	Rule 457(o)	(1)(2)	(2)
	Debt	First Mortgage Bonds	Rule 457(o)	(1)(2)	(2)
	Equity	Preferred Stock	Rule 457(o)	(1)(2)	(2)
	Unallocated (Universal) Shelf		Rule 457(o)	(1)(2)	(2)	$3,250,000,000	0.0001102	$358,150

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A

	Total Offering Amounts					$3,250,000,000		$358,150

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							$358,150

(1)

Such indeterminate amount of securities registered hereunder, as may from time to time be issued by MidAmerican Energy Company (the “Registrant”) at indeterminate prices, with an aggregate initial offering price not to exceed $3,250,000,000.

(2)

The amount registered and the proposed maximum aggregate offering price will be determined from time to time by the Registrant in connection with the issuance by the securities registered hereunder and are not specified pursuant to Instruction 2.A(ii)(b) of Form S-3 under the Securities Act of 1933, as amended.